Exhibit 99.1

Golden Enterprises Announces Quarterly and Annual Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 22, 2010--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable August 11, 2010 to stockholders of record on August 2, 2010.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended May 28, 2010 were $.13 compared to $.02 for the thirteen weeks ended May 29, 2009. During this period, $.03 after tax was realized from the disposal of the corporate airplane, income less this amount still reflects a 400% increase in earnings over fourth quarter last year. Even in these challenging economic times net sales increased for the current quarter compared to last year. Total sales were $33,048,972 versus $32,999,688 for the same period last year. Operating income for the quarter was $1,767,788 compared to $220,414 last year, an increase of $1,548,374.

For the fifty-two weeks ended May 28, 2010, basic and diluted income per share was $.36 per share compared to $.17 last year. Total net sales were $128,441,457 compared to $122,168,626 last year, an increase of 5%. Operating income for the fifty-two weeks was $5,988,122 compared to $2,310,528 last year, an impressive gain of $3,677,594.

The Company realized increased operating income in part to our lower commodity costs which were reflected in margin gains and through our sales efforts in increasing our market penetration resulted in positive sales trends. The Company is pleased with our annual results and is enthusiastically working and positioning our Company to satisfy the expectations of our consumers, customers, employees, and stockholders.

The following is a summary of net sales and income information.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 28, 2010	May 29, 2009	May 28, 2010	May 29, 2009

Net sales	$33,048,972	$32,999,688	$128,441,457	$122,168,626

Income before income taxes	2,527,681	463,043	6,823,454	3,348,173
Income taxes	1,056.767	260,286	2,614,416	1,358,073
Net income	$1,470,914	$202,757	$4,209,038	$1,990,100

Basic and diluted income per share	$0.13	$0.02	$0.36	$0.17

Basic weighted shares outstanding	11,746,632	11,746,632	11,746,632	11,758,651

Diluted weighted shares outstanding	11,746,632	11,746,632	11,746,632	11,758,651

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132